PC&J PERFORMANCE FUND
              RESOLUTIONS ADOPTED AT THE BOARD OF TRUSTEES MEETING
                            HELD ON AUGUST 11, 2011


WHEREAS, the Trustees of the Trust, including a majority of the disinterested Trustees, have reviewed the amount, type, form and coverage of the Chubb Group of Insurance Companies Bond, Bond No. 81907983, effective as of October 4, 2011 (the "Fidelity Bond"); and

WHEREAS, the amount of the coverage under such Fidelity Bond is in excess of the amount required by Rule 17g-1 promulgated under the Investment Company Act of 1940; and

WHEREAS, the custody and safekeeping of the Trust's securities are exclusively the obligation of US Bank, NA as Custodian for the Trust; and

WHEREAS, no employee of the Trust or employee of the Adviser has access to the Trust's portfolio securities.

IT IS THEREFORE RESOLVED, the amount, type, form and coverage of the Fidelity Bond as described above are reasonable and the continuance of the Fidelity Bond is approved; and

FURTHER RESOLVED, that the Secretary of the Trust is designated as the person who shall make the filings and give the notices required by Paragraph (h) of Rule 17g-1; and

FURTHER RESOLVED, that the one-year premium on the Fidelity Bond of $575 is hereby approved; and

FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions required to effectuate these resolutions.